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                                                                     Exhibit 5.1


                          [LETTERHEAD OF LEVINSON GRAY]

RSL Communications Plc and                                 April 23,1997
RSL Communications, Ltd
Clarendon House
Church Street
Hamilton
HM CX Bermuda


Dear Sirs,

RSL Communications Plc: and RSL Communications Ltd ("the Companies")

1. We are Solicitors of the Supreme Court of Judicature of England and Wales and have acted as English law advisers to the Companies in connection with an offer to exchange US $1,000, principal amount, 12 1/4% Senior Notes due 2006 of RSL Communications Plc ("New Notes") which have been registered under the US Securities Act of 1933, as amended ("Securities Act"), pursuant to a Registration Statement, for each US $1,000 principal amount, of the 12 1/4% Senior Notes due 2006 ("Old Notes") issued in October 1996 ("Exchange Offer") as described in the Form S-4 Registration Statement of the Companies filed with the Securities and Exchange Commission on April 24, 1997 ("Registration Statement")

2. For the purposes of giving this opinion we have examined a specimen of the New Notes and originals or copies, certified or otherwise of such corporate records, and such certificates or comparable documents of public officials or bodies as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth

3.    In such examination we have assumed:

3.1   that all documents submitted to us as copies conform to the originals;

3.2   that where any liability or obligation or right or benefit of a holder of the New Notes is dependent upon the satisfaction of conditions precedent, that such conditions have been or will be duly and properly satisfied;
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3.3   that since the Old Notes were issued, no party has by its words, actions or conduct waived any of the rights it may have under the Old Notes or given rise to an estoppel against such party so preventing it from relying on any particular provision;

3.4 that there are no agreements or arrangements in existence, made prior to the Exchange Offer, which affect the enforceability of the Exchange Offer or the New Notes or the Old Notes in accordance with their terms;

3.5 that any document referred to in this opinion and executed by the Companies has been properly authorised, executed and delivered in accordance with the laws of the state of New York and of the United States and of any other relevant jurisdiction (other than England and Wales) and that the obligations of the Companies constitute legal, valid, binding and enforceable obligations under the laws of the State of New York and of the United States and of any other relevant jurisdiction (other than England and Wales);

3.6 you have relied as to matters governed by the laws of the state of New York and of the United States upon the opinion or opinions of Rosenman & Colin LLP, United States counsel for the Companies;

3.7 that there are no facts or circumstances in existence and no events have occurred which would render the Old Notes or the New Notes void or voidable or repudiated or frustrated or capable of rescission for any reason, and in particular (but without limitation) by reason of lack consideration or any fraud or misrepresentation on the part of any of the parties thereto;

3.8 that the Warrants for the acquisition of shares in RSL Communications Ltd are detachable Warrants as opposed to conversion rights in the Notes themselves

4. This opinion is given on the basis that it is governed by and will be construed in accordance with the laws of England and Wales. In particular, we express no opinion as to the enforceability, outside England and Wales, of any order or judgment obtained in the English Courts.

5. Based upon the foregoing, and subject to the qualifications stated herein, it is our opinion that:

      (a) when the Registration Statement has become effective under the Securities Act and the New Notes have been duly issued and exchanged for the Old Notes in the
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            manner described in the Registration Statement, that the New Notes will constitute legal, valid and binding obligations of RSL Communications Plc enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, re-organisation or similar laws affecting a creditor's rights generally, by rights of preference if applicable, and the availability of equitable or discretionary remedies may be limited by principles of general applicability

      (b) the statements contained in the Registration Statement under the heading "Summary - The Exchange Offer - Certain U.K. Related Regulatory Issues" are accurate in all material respects

      (c) the statements contained in the Registration Statement under the heading "Description of the Exchange Notes - Additional Amounts" are accurate in all material respects

      (d) in accordance with United Kingdom law and practice (which may change prospectively or retrospectively) the statements in the Registration Statement under the heading "United Kingdom Tax Considerations for U.S. Holders of the Notes", insofar as they describe provisions of United Kingdom tax law, reflect the material United Kingdom taxation considerations relating to the Exchange Offer and are accurate in all material respects.

7. This opinion is delivered as of the date of this letter and addressed to you and is for your benefit and the benefit of holders of the Old Notes in connection with the Exchange Offer, and accordingly it may not be relied upon for any other purpose, or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

We consent to the filing of this Opinion as an exhibit to the Registration Statement relating to the New Notes and to the references to us under the headings "Service of Process and Enforcement of Liabilities", "Description of the Exchange Notes - Additional Amounts", "Legal Matters" and "Certain Tax Considerations" in the Registration Statement.

Yours faithfully,


/s/ Levinson Gray
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Levinson Gray